Exhibit 10.4

July 13, 2015

Vijay P. Manthripragada

RE: Vijay P. Manthripragada – Montrose Offer Letter

Dear Mr. Manthripragada:

It is with great pleasure that I confirm our offer to join Montrose Services, LLC, a subsidiary of Montrose Environmental Group, Inc. (“Montrose” or “Company”), in the position of President. You will report to Nina Prasad and Jeremiah Yu and will be based out of Irvine, CA. Please carefully read the terms and conditions of this offer.

Compensation

Your compensation will be $300,000 per annum (currently paid in bi-weekly installments, minus applicable taxes and deductions). This position is considered an exempt position for purposes of federal wage- hour law, which means that you will not be eligible for overtime pay in accordance with local labor laws. You will be eligible for a bonus opportunity of up to 30% of your base salary pro-rated for 2015. Additionally, you will be issued 6,950 stock options upon commencement of your employment with Montrose. You will be provided with a moving expense reimbursement of up to $25,000 upon commencement of your employment with Montrose.

Trial Period

During the first 90 days of employment, you are in your trial period with the Company. This means that you or we may end your employment at any time, with or without notice. After successful completion of 90 days, you will be considered a regular, at-will employee and will be given 50 hours of Paid-Time-Off (PTO). In addition, you will begin accruing PTO based on your hours worked up to a maximum of five (5) weeks. You will accrue a total of five (5) weeks of PTO annually.

Benefits

In addition to your compensation, you will be eligible to receive the benefits which are offered to Montrose employees. These benefits are described in the enclosed materials.

Start Date of Employment

You should expect to commence employment no later than September 1, 2015.

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 info@montrose-env.com www.montrose-env.com

Employment Policies

On your first day of employment, you will receive a copy of the employee handbook, which describes the Company’s policies and procedures that will govern certain aspects of your employment. Please be sure to review the handbook and sign and return the acknowledgement of receipt page at the end of the handbook. These policies may be updated from time to time.

Job Offer Contingencies

This offer of employment is conditional upon the following:

I.

You providing Montrose with evidence of your U.S. citizenship or proof of your legal right to live and work in this country. (See enclosed list of appropriate documents as described on the Department of Homeland Security, Form I-9.) We are required by federal law to examine documentation of your employment eligibility. Note: This Company participates in e-verify.

II.

Because driving of company vehicles may be a requirement of the job, you must present to the Company your current driver’s license. The license and your driving record must be acceptable to our insurance company.

III.

Successful passing of a pre-employment drug screening will be required. Successful passing of reference, background or credit checks, and a physical capacity examination may be required. Montrose must receive a full release to work or set of limitations, if applicable, in writing, by the examining physician stating that you can fulfill all essential job duties with or without reasonable accommodation.

It is important that you bring the correct documents, listed in items I and II, on your first day of active service with Montrose. You cannot begin your employment until requirements I-III outlined above are satisfied.

Please be aware that the Company is an at-will employer and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

We look forward to welcoming you to Montrose. This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter. Please confirm your acceptance of this offer by signing and returning a copy of this letter to:

Yvonne Senouci

Vice President, Human Resources

Montrose Environmental Group, Inc.

1 Park Plaza, Suite 1000

Irvine, CA 92614

***

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 info@montrose-env.com www.montrose-env.com

Should you have any questions about starting with the Company, please do not hesitate to contact me or a representative from the Human Resources Department (hr@montrose-env.com).

Sincerely,

/s/ Nina Prasad

Nina Prasad

Co-Chief Executive Officer

Montrose Environmental Group, Inc.

Agreed and acceptance of Montrose Offer Letter

Dated July 13, 2015:

Signature:	/s/ Vijay P. Manthripragada
Vijay P. Manthripragada

Date:	July 16, 2015

Note: slight modification discussed with Jeremiah and Nina

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 info@montrose-env.com www.montrose-env.com